Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Zymeworks Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.00001 per share, reserved for issuance under the Amended and Restated Stock Option and Equity Compensation Plan	Other	2,804,639 (2)	$12.21 (4)	$34,244,642.19	$147.60 per $1,000,000	$5,054.51

Equity	Common stock, par value $0.00001 per share, reserved for issuance under the Amended and Restated Employee Stock Purchase Plan	Other	419,000 (3)	$10.38 (5)	$4,349,220.00	$147.60 per $1,000,000	$641.95

Total Offering Amounts							$5,696.46

Total Fee Offsets							—

Net Fee Due							$5,696.46

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of the registrant’s common stock, par value $0.00001 per share, that become issuable with respect to the securities identified in the above table under the registrant’s Amended and Restated Stock Option and Equity Compensation Plan (the “Plan”) and the Restated Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)

Represents shares of common stock automatically reserved on January 1, 2024 for issuance upon the exercise or settlement of awards that may be granted under the Plan, which increase is provided for in the Plan.

(3)	Represents shares of common stock automatically reserved on January 1, 2024 for issuance under the ESPP, which increase is provided for in the ESPP.
(4)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $12.21 per share, which is the average of the high and low prices of the registrant’s common stock on February 29, 2024 as reported on the Nasdaq Global Select Market.

(5)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $12.21 per share, which is the average of the high and low prices of the registrant’s common stock on February 29, 2024 as reported on the Nasdaq Global Select Market, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.